Exhibit 99.1

Youngevity International, Inc. Announces Declaration of Monthly Dividend for the 1st Quarter 2022 for Series "D" Cumulative Redeemable Perpetual Preferred Stock

SAN DIEGO, CA ---January 14, 2022 - Youngevity International, Inc. (OTCM: YGYI), (“YGYI” or the “Company”), today announced the declaration of its regular monthly dividend of $0.203125 per share of its 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock (OTCM:YGYIP) for each of January, February and March 2022.  The dividend will be payable on February 15, 2022, March 15, 2022, and April 15, 2022, to holders of record as of January 31, 2022, February 28, 2022, and March 31, 2022. The dividend will be paid in cash.

About Youngevity International, Inc.

Youngevity International, Inc. is a multi-channel lifestyle company operating in three distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a direct marketing enterprise. The Company features a multi country selling network and has assembled a virtual Main Street of products and services under one corporate entity, The Company offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like Youngevity on Facebook and follow us on Twitter.

Contacts:

Youngevity International, Inc.
Dave Briskie
President and Chief Investment Officer
1 800 982 3189 X6500

Investor Relations

YGYI Investor Relations

investors@ygyi.com